Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
International Fight League, Inc.:
We hereby consent to the incorporation in the Amendment No. 1 to Registration Statement No. 333-146629 on Form S-1 of International Fight League, Inc. of our report dated February 27, 2007, except for the restatement as described in Note 1A which is dated November 28, 2007, with respect to the consolidated balance sheets of International Fight League, Inc. and Subsidiary (which was formerly known as International Fight League, LLC) as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ and members’ equity (deficit) and cash flows for the year ended December 31, 2006 and for the period March 29, 2005 (date of inception) to December 31, 2005 and to the reference to our firm under the caption “Experts” in the prospectus.
/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
November 28, 2007